EXHIBIT 99.1

Exide Technologies Reports Fiscal 2013 Third Quarter Results

MILTON, Ga., Feb. 6, 2013 (GLOBE NEWSWIRE) -- Exide Technologies (Nasdaq:XIDE) (www.exide.com), a global leader in stored electrical energy solutions, announced today its fiscal 2013 third quarter and year to date financial results for the periods ended December 31, 2012.

Consolidated Results

Fiscal 2013 third quarter consolidated net sales were $804.9 million as compared to net sales of $784.1 million in the fiscal 2012 third quarter. Net sales in the fiscal 2013 period were negatively impacted by foreign currency translation of $10.2 million and lead related pricing of $16.3 million. Excluding the negative impact of foreign currency translation and lead-related pricing, net sales increased 6% primarily due to increased sales in the motive power and network power channels of both Industrial Energy segments as well as higher unit sales in the aftermarket channel in Transportation Europe.

Gross profit for the third quarter of $120.1 million, declined by $6.4 million when compared with the prior year period. Continued higher spent battery acquisition costs in the Americas combined with lower margins from third party lead sales negatively impacted gross margin by approximately $11 million. Improvement in spent battery acquisition costs in the U.S. began in November 2012. This trend has continued into the early part of the fiscal fourth quarter which should benefit both Americas businesses if the trend continues.

Fiscal 2013 third quarter operating income, excluding $15.8 million for restructuring and impairment charges, was $20.5 million compared to $30.3 million, excluding $2.1 million for restructuring and impairment charges, in the prior year third quarter. The decrease is primarily due to lower gross profits discussed above. Current period restructuring charges were $5.2 million related to the closure of the Bristol, Tennessee flooded battery manufacturing facility, the idling of lead recycling operations in Reading, Pennsylvania and the closure of GNB India. Impairment charges of $10.6 million are principally related to asset write-downs for the closure of GNB India and the sale of the Australasia transportation business that was completed on February 4, 2013.

Net loss for the fiscal 2013 third quarter was $15.4 million or $0.20 per share as compared to the prior year period net income of $68.2 million or $0.84 per share. Fiscal 2012 third quarter net income included the non-cash reversal of the tax valuation allowance in France for $76.7 million partially offset by a $13.4 million charge to settle a tax audit in Spain.

Fiscal 2013 Nine Month Consolidated Results

Net sales for the first nine months of fiscal 2013 were $2.2 billion as compared with $2.3 billion for the prior fiscal year period. Net sales in the fiscal 2013 period were negatively impacted by lead related price decreases of $65.0 million and unfavorable foreign currency translation of approximately $97.7 million.

Fiscal 2013 operating income, excluding $16.4 million for restructuring and impairment charges, was $29.0 million versus $66.7 million, excluding $3.7 million for restructuring and impairment charges, for the fiscal 2012 period. The decline is primarily the impact of higher spent battery costs coupled with lower LME based escalator pricing. Higher spent battery acquisition costs combined with lower third party lead margins in the Americas impacted results by approximately $44 million.

The Company reported a net loss for the nine months ended December 31, 2012 of $135.8 million or $1.76 per share as compared to net income of $59.4 million or $0.72 per share in the nine months ended December 31, 2011. The fiscal 2013 net loss includes a non-cash tax valuation allowance charge in the U.S. of $86.7 million or $1.12 per share. The fiscal 2012 net income and per share amount were positively impacted by the non-cash reversal of the tax valuation allowance in France partially offset by a charge to settle a tax audit in Spain, aggregating $63.3 million or $0.82 per share.

As of December 31, 2012, the Company had cash and cash equivalents of $80.0 million and $81.7 million of availability under its revolving bank credit facility. This compares to cash and cash equivalents of $155.4 million and $152.8 million of availability under the revolving bank credit facility at March 31, 2012. The Company reported a free cash flow usage of $109 million for the nine months ended December 31, 2012 as compared to a usage of $73 million for the comparable prior year period. The Company currently expects to generate free cash flow in the range of $30 million in the fourth quarter, less than previously stated. Jim Bolch, President and Chief Executive Officer, said, "Lower operating income as well as the higher cost of spent batteries in the first nine months of fiscal 2013, when compared to the prior year period, was the main driver for the increase use of cash."

Segment Information for the Three and Nine Months Ended December 31, 2012

Transportation Segments

Net sales of the Company's combined Transportation segments in the fiscal 2013 third quarter was $513.8 million as compared to $503.6 million in the same period of fiscal 2012. Net sales were unfavorably impacted by foreign currency translation in the amount of $5.6 million. Price decreases resulting from lead escalator agreements negatively impacted total Transportation net sales by approximately $8.8 million in the fiscal 2013 third quarter. Fiscal 2013 third quarter aftermarket unit volume increased approximately 11% as compared to the prior year third quarter, while units sold to original equipment ("OE") customers decreased less than 1% quarter-over-quarter.

Fiscal 2013 third quarter operating income, excluding restructuring and impairment charges, was $11.5 million as compared to operating income of $22.5 million, excluding restructuring and impairment charges, in the prior year third quarter. The decline in the current quarter compared to the prior year period is primarily the result of continued high spent battery costs in the Americas. Transportation Europe & ROW ("ROW") was impacted by the inability to obtain pricing to offset higher product costs and a mix shift to lower margin products.

Net sales for the first nine months of fiscal 2013 were $1.35 billion as compared to $1.42 billion for the same period of fiscal 2012 primarily due to price decreases as a result of lower average lead prices and unfavorable currency translation, partially offset by higher unit volumes.

Operating income, excluding restructuring and impairment charges, was $5.5 million for the nine months ended December 31, 2012 compared to operating income of $37.6 million, excluding restructuring and impairment charges, in the same period of the prior year. Transportation Americas operating loss, excluding restructuring and impairment charges, for the current year period was $12.1 million, which was negatively impacted by lower fixed cost absorption and higher commodity costs. Transportation Europe & ROW operating income, excluding restructuring and impairment charges, for the first nine months of fiscal 2013 was $17.6 million and was impacted by competitive pricing in the aftermarket channel and increased shift to lower margin products.

For the first nine months of fiscal 2013, Transportation Americas produced approximately 246 thousand tons of lead in our North American recycling operation, down about 4% from the prior year period. The Company sold 10% of this lead production in the open market and 12% under tolling arrangements during the first nine months of fiscal 2013. This compares to 11% and 16% in the open market and under tolling arrangements, respectively, in the prior year comparable period. Third-party lead sales for the first nine months of fiscal 2013 were down approximately $25.3 million or about 24% as compared to the prior year period. The Company continues its strategy to exit the business of third-party lead sales with the now closed Frisco, Texas recycling facility and the scheduled idling of lead recycling operations at the Reading, Pennsylvania facility in March 2013.

Industrial Energy Segments

Fiscal 2013 third quarter total net sales for the Company's combined Industrial Energy segments increased to $291.0 million as compared to $280.5 million in the comparable fiscal 2012 period. Net sales were unfavorably impacted by foreign currency translation of $4.6 million. Price decreases resulting from lead escalator agreements negatively impacted net sales by $7.6 million in the fiscal 2013 third quarter as compared to the net sales reported in the same period of fiscal 2012.

Fiscal 2013 third quarter operating income, excluding restructuring and impairment charges, was $16.7 million compared to $17.4 million, excluding restructuring and impairment charges, in the prior year period. Higher cost of spent batteries combined with lower LME lead pricing weighed on the Americas results which was partially offset by higher unit sales in both motive and network power and improved pricing to recover lead costs in Industrial Energy Europe & ROW.

Net sales for the first nine months of fiscal 2013 were $862.7 million as compared to $881.8 million for the same period of fiscal 2012. The decrease was due to price decreases related to lower average lead prices, and unfavorable foreign currency translation.

Operating income, excluding restructuring and impairment charges, was $45.0 million for the nine months ended December 31, 2012 compared to $51.9 million, excluding restructuring and impairment charges, in the same period of the prior year. Industrial Energy Americas operating income, excluding restructuring and impairment charges, was $21.2 million as compared to $32.5 million, excluding restructuring and impairment charges, in the prior year period. The decrease in operating income for the Americas is primarily due to compressed margins as a result of higher lead input costs and lower LME lead pricing, as well as start-up related costs in the Company's Columbus, Georgia facility. The impact of higher spent battery acquisition costs was approximately $14.1 million. Industrial Energy Europe & ROW operating income, excluding restructuring and impairment charges, improved approximately 23% to $23.8 million in the fiscal 2013 period as compared to the prior year period. The increase is due to higher unit sales in both motive and network power, lower selling and administrative expenses, partially offset by higher commodity costs.

Non-GAAP Financial Measure

The Company defines Free Cash Flow as cash from operating activities less cash from investing activities, both as measured in accordance with U.S. Generally Accepted Accounting Principles. We believe that Free Cash Flow provides useful information about the cash generated by our core operations after capital expenditures and the sale of non-core assets.

The foregoing non-GAAP financial measure should be used in addition to, but not in isolation or as a substitute for, the analysis provided in the Company's measures of financial performance prepared in conformity with U.S. GAAP. The non-GAAP financial measure should be read only in conjunction with the Company's condensed consolidated financial statements prepared in accordance with GAAP.

Conference Call

The Company previously announced that it will hold a conference call to discuss its results on Thursday, February 7, 2013 at 9:00 a.m. Eastern Time.

Conference call details:

Dial-in number for US/Canada: 800-706-9117
Dial-in number for international callers: 706-679-5918
Conference ID: 86782101

A telephonic replay of the conference call is available:
Dates: from 12:00 p.m. ET February 7, 2013 to 11:59 p.m. ET February 21, 2013
Domestic dial-in: 855-859-2056 or 800-585-8367
International dial-in: 404-537-3406
Passcode: 86782101

About Exide Technologies

Exide Technologies, with operations in more than 80 countries, is one of the world's largest producers and recyclers of lead-acid batteries. The Company's four global business groups -- Transportation Americas, Transportation Europe and Rest of World, Industrial Energy Americas and Industrial Energy Europe and Rest of World -- provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and automotive applications. Industrial markets include network power applications such as telecommunications systems, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Further information about Exide, including its financial results, are available at www.exide.com.

The Exide Technologies logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3300

Forward-Looking Statements

Except for historical information, this news release may be deemed to contain "forward-looking" statements. The Company desires to avail itself of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the "Act") and is including this cautionary statement for the express purpose of availing itself of the protection afforded by the Act.

Examples of forward-looking statements include, but are not limited to (a) projections of revenues, cost of raw materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, the effect of currency translations, capital structure, and other financial items, (b) statements of plans and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions by customers, suppliers, competitors or regulating authorities, (c) statements of future economic performance, (d) statements regarding liquidity and (e) statements of assumptions, such as the prevailing weather conditions in the Company's market areas, underlying other statements and statements about the Company or its business, and (f) statements regarding tax and liquidity impacts from asset sales and restructuring activities.

Factors that could cause actual results to differ materially from these forward looking statements include, but are not limited to, the following general factors such as: (i) the fact that lead, a major constituent in most of the Company's products, experiences significant fluctuations in market price and is a hazardous material that may give rise to costly environmental and safety claims, (ii) the Company's ability to implement and fund business strategies based on current liquidity, (iii) the Company's ability to realize anticipated efficiencies and avoid additional unanticipated costs related to its restructuring activities, (iv) the cyclical nature of the industries in which the Company operates and the impact of current adverse economic conditions on those industries, (v) unseasonable weather (warm winters and cool summers) which adversely affects demand for automotive and some industrial batteries, (vi) the Company's substantial debt and debt service requirements which may restrict the Company's operational and financial flexibility, as well as imposing significant interest and financing costs, (vii) the litigation proceedings to which the Company is subject, the results of which could have a material adverse effect on the Company and its business, (viii) the realization of the tax benefits of the Company's net operating loss carry forwards, which is dependent upon future taxable income, (ix) competitiveness of the battery markets in the Americas and Europe, (x) risks involved in foreign operations such as disruption of markets, changes in import and export laws, currency restrictions, currency exchange rate fluctuations and possible terrorist attacks against U.S. interests, (xi) the ability to acquire goods and services and/or fulfill later needs at budgeted costs, (xii) general economic conditions, (xiii) the Company's ability to successfully pass along increased material costs to its customers, (xiv) recently adopted U.S. lead emissions standards and the implementation of such standards by applicable states, and (xv) those risk factors described in the Company's fiscal 2012 Form 10-K for the fiscal year ended March 31, 2012.

The Company cautions each reader of this news release to carefully consider those factors set forth above. Such factors have, in some instances, affected and in the future could affect the ability of the Company to achieve its projected results and may cause actual results to differ materially from those expressed herein.

Financial tables follow

EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per-share data)

	For the Three Months Ended		For the Nine Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Net sales	$ 804,879	$ 784,051	$ 2,210,009	$ 2,302,099
Cost of sales	684,809	657,540	1,892,025	1,940,325
Gross profit	120,070	126,511	317,984	361,774
Selling and administrative expenses	99,568	96,182	288,968	295,058
Restructuring and impairments, net	15,776	2,145	16,400	3,722
Operating income	4,726	28,184	12,616	62,994
Other (income) expense, net	(2,001)	3,403	(903)	9,273
Interest expense, net	18,366	17,194	49,692	52,929
(Loss) income before income taxes	(11,639)	7,587	(36,173)	792
Income tax provision (benefit)	3,644	(60,313)	99,343	(57,685)
Net (loss) income	(15,283)	67,900	(135,516)	58,477
Net income (loss) attributable to noncontrolling interests	160	(315)	300	(958)
Net (loss) income attributable to Exide Technologies	$ (15,443)	$ 68,215	$ (135,816)	$ 59,435
(Loss) earnings per share
Basic	$ (0.20)	$ 0.88	$ (1.76)	$ 0.77
Diluted	$ (0.20)	$ 0.84	$ (1.76)	$ 0.72
Weighted average shares
Basic	77,344	77,738	77,234	77,628
Diluted	77,344	81,610	77,234	82,198

EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except per-share data)

	December 31, 2012	March 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$ 80,015	$ 155,368
Accounts receivable, net	553,804	500,375
Inventories	548,459	479,467
Prepaid expenses and other current assets	25,976	21,840
Deferred income taxes	10,368	30,804
Total current assets	1,218,622	1,187,854
Property, plant and equipment, net	633,022	622,975
Other assets:
Goodwill and intangibles, net	150,783	164,039
Deferred income taxes	97,753	174,601
Other noncurrent assets	46,502	45,517
	295,038	384,157
Total assets	$ 2,146,682	$ 2,194,986
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$ 61,056	$ 20,014
Current maturities of long-term debt	59,151	3,787
Accounts payable	440,830	390,549
Accrued expenses	293,887	276,809
Total current liabilities	854,924	691,159
Long-term debt	690,215	752,930
Noncurrent retirement obligations	223,748	236,312
Deferred income taxes	14,671	17,158
Other noncurrent liabilities	95,846	95,075
Total liabilities	1,879,404	1,792,634

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value, 1,000 shares authorized, 0 shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized, 79,298 and 78,351 shares issued and outstanding	793	783
Additional paid-in capital	1,136,544	1,133,417
Accumulated deficit	(851,729)	(715,913)
Accumulated other comprehensive loss	(19,200)	(16,493)
Total stockholders' equity attributable to Exide Technologies	266,408	401,794
Noncontrolling interests	870	558
Total stockholders' equity	267,278	402,352
Total liabilities and stockholders' equity	$ 2,146,682	$ 2,194,986

EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	For the Nine Months Ended
	December 31, 2012	December 31, 2011
Cash Flows From Operating Activities:
Net (loss) income	$ (135,516)	$ 58,477
Adjustments to reconcile net (loss) income to net cash used in operating activities
Depreciation and amortization	58,873	63,990
Net loss on asset sales / impairments	9,534	1,618
Deferred income taxes	93,523	(78,340)
Provision for doubtful accounts	948	986
Non-cash stock compensation	3,916	3,684
Amortization of deferred financing costs	3,202	3,233
Currency remeasurement (gain) loss	(1,616)	12,949
Changes in assets and liabilities
Receivables	(44,221)	(10,804)
Inventories	(70,861)	(32,200)
Other current assets	(6,619)	1,219
Payables	52,814	(24,326)
Accrued expenses	9,645	(886)
Other noncurrent liabilities	(10,214)	(11,447)
Other, net	(1,582)	10,159
Net cash used in operating activities	(38,174)	(1,688)
Cash Flows From Investing Activities:
Capital expenditures	(74,838)	(71,931)
Proceeds from asset sales	4,359	563
Net cash used in investing activities	(70,479)	(71,368)
Cash Flows From Financing Activities:
Increase in short-term borrowings	41,137	13,722
(Decrease) increase in other debt	(6,810)	5,439
Other	(779)	(486)
Net cash provided by financing activities	33,548	18,675
Effect of exchange rate changes on cash and cash equivalents	(248)	(4,314)
Net decrease in cash and cash equivalents	(75,353)	(58,695)
Cash and cash equivalents, beginning of period	155,368	161,363
Cash and cash equivalents, end of period	$ 80,015	$ 102,668

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period
Interest	$ 35,423	$ 37,357
Income taxes (net of refunds)	$ 7,350	$ 21,698

EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED SELECTED SEGMENT FINANCIAL INFORMATION
(Unaudited, in thousands)

	For the Three Months Ended		For the Nine Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011

Net sales
Transportation Americas	$ 231,183	$ 234,487	$ 659,362	$ 676,521
Transportation Europe & ROW	282,653	269,104	687,916	743,802
Industrial Energy Americas	85,533	75,973	271,084	255,512
Industrial Energy Europe & ROW	205,510	204,487	591,647	626,264
	$ 804,879	$ 784,051	$ 2,210,009	$ 2,302,099
Operating income (loss)
Transportation Americas	$ 2,864	$ 3,021	$ (12,148)	$ (716)
Transportation Europe & ROW	8,611	19,451	17,609	38,300
Industrial Energy Americas	7,703	11,578	21,220	32,486
Industrial Energy Europe & ROW	9,039	5,777	23,827	19,442
Unallocated corporate expenses	(7,715)	(9,498)	(21,492)	(22,796)
	20,502	30,329	29,016	66,716
Less: restructuring and impairments, net	15,776	2,145	16,400	3,722
Total operating income	$ 4,726	$ 28,184	$ 12,616	$ 62,994

EXIDE TECHNOLOGIES AND SUBSIDIARIES
COMPUTATION OF FREE CASH FLOW
(Unaudited, in millions)

FOR THE NINE MONTHS ENDED
	December 31, 2012	December 31, 2011

Net cash used in operating activities	$ (38.2)	$ (1.7)

Net cash used in investing activities	(70.5)	(71.4)

Free Cash Flow	$ (108.7)	$ (73.1)
CONTACT: MEDIA CONTACT:
         Susan Jaramillo
         Vice President, Corporate Communications
         203/699-9133 phone
         susan.jaramillo@exide.com

         INVESTOR CONTACT:
         Carol Knies
         Senior Director, Investor Relations
         Exide Technologies
         678/566-9316 phone
         carol.knies@exide.com